Exhibit 10.3

iSpecimen, Inc.

FIRST AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) made as of this 24th day of October, 2022, between Benjamin Bielak (the “Executive”), and iSpecimen, Inc., a Delaware corporation located at 450 Bedford St, Lexington, MA 02420 (the “Company”).

Whereas, the Board of Directors of the Company believes it to be to its advantage to ensure that the Executive render services as a senior executive officer of the Company as hereinafter provided;

Whereas, the Executive’s position requires that Executive be trusted with extensive confidential information and trade secrets of the Company and that Executive develop a thorough and comprehensive knowledge of all details of the Company’s business to improve and extend the business; and

Whereas, unless stated herein otherwise, the parties intend for this Agreement to replace and supersede all other agreements and understandings relating hereto.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.            Title, Position & Responsibilities. The Executive shall serve as the Chief Information Officer of the Company. The Executive shall have the powers, duties and responsibilities typically availed to a chief information officer of a similar enterprise, at a similar stage of commercial development, and with similar financial and operational resources to the Company. The Executive shall exercise such powers and comply with and perform such directions and duties regarding the business, operations and affairs of the Company as are consistent with such executive position as may from time to time be vested in or given to Executive by the Board of Directors of the Company (the “Board”), and consistent with the roles, responsibilities and duties of such an executive position, and the Executive shall use all commercially reasonable, diligent and faithful efforts to improve, enhance and extend the business of the Company. The Executive shall at all times report to, and Executive’s activities shall at all times be subject to the direction and control of the Chief Executive Officer. The Executive agrees to devote substantially all of Executive’s available business time, attention and services to the discharge of Executive’s duties for the best interests of the Company and its stockholders. The roles, tasks and responsibilities of the Executive are set forth on Exhibit A.

The Executive may engage in outside business and charitable activities (“Outside Activities”) that do not conflict with Executive’s duties to the Company, or otherwise impact the Executive’s services to the Company. In order for the Board to determine in good faith whether Executive’s Outside Activities comply with this paragraph, the Executive shall disclose in advance all Outside Activities to the Company.

2.            Compensation: Salary, Bonuses & Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation, including the following annual salary, bonuses and other fringe benefits:

(A)         Base Salary. In consideration of the services to be rendered by the Executive to the Company under this Agreement, the Company will pay to the Executive an annual base salary of $326,000, payable on a bi-weekly basis, and otherwise in conformity with the Company’s customary practices and policies for the compensation of other senior officers, as such practices shall be established or modified from time to time (the “Base Salary”).

The Company and Executive intend for the Base Salary rate described in Section 2(A) to apply retroactively from June 21, 2022. Accordingly, within 30 days of execution of this Agreement, the Company shall pay to the Executive a lump sum equal to the difference between the Base Salary and Executive’s annual base salary immediately prior to the execution of this Agreement, pro-rated for the number of days between June 21, 2022, and the date hereof.

Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes, in conformity with the Company’s prevailing practices. Executive’s performance and annual base salary shall be reviewed in January of each calendar year by the compensation committee of the Board; provided, however, the base salary payable hereunder shall at no time be less than the then current base salary in effect under this Agreement.

(B)         Target Bonus. Except as stated herein, Executive shall be eligible for a discretionary annual cash bonus (the “Annual Bonus”), with an individual incentive target of 40% of Executive’s then current Base Salary (the “Target”). The actual amount of Employee’s Annual Bonus shall be determined, at the reasonable discretion of the Board, on the basis of the Company’s overall performance during the applicable calendar year and Employee’s achievement of certain measures (the “Annual Bonus Measures”) during that calendar year, as set forth in Exhibit B. For calendar year 2022 only, Executive’s Annual Bonus shall be guaranteed at an amount equal to at least 20% of Executive’s then current Base Salary. Any Annual Bonus earned by Executive for a particular calendar year shall be payable in a lump sum, less required taxes and deductions, on or before March 15 of the following calendar year.

(D)         Reimbursement of Expenses; Fringe Benefits. The Executive will be promptly reimbursed for all of Executive’s business-related travel, lodging and entertainment expenses in accordance with the Company’s prevailing policy for executive officers. The Executive will participate on the same basis with all other officers and employees of the Company in the Company’s standard benefits package made generally available to all other officers and Executives, including 401(k) (if available), group health, long-term and short-term disability and life insurance programs, and other fringe benefits as may be adopted by the Company from time to time. Nothing herein shall restrict the Company from modifying or eliminating any Company benefit program, health plan or other fringe benefit at any time.

(E)          Equity Participation. As specific consideration for the non-competition covenants contained in the Restated Restrictive Covenant Agreement discussed below, the Company will grant a ten (10) year option to purchase 30,000 shares of the Company’s common stock (with an exercise price equal to the current fair market value of the common stock as determined by the Board on the date of the grant (the “Option”). Provided the Executive continues to provide the Services to the Company on the applicable vesting date, the Option shall vest over a four (4) year period, with the first 25% of the shares granted pursuant to the Option vesting on the first anniversary of the Vesting Commencement Date (as defined below) and the remaining shares granted pursuant to the Option vesting in equal monthly installments over the following 36 months, such that one hundred percent (100%) of the shares shall be vested on the fourth anniversary of the Vesting Commencement Date. For purposes of the Option, the “Vesting Commencement Date” shall be June 21, 2022.

The Options described in this Section 2(E) shall be subject to the terms and conditions (including forfeiture terms) contained in Company’s 2021 Equity Incentive Plan (the “Plan”) and related agreements. The Options shall also be subjected to “double-trigger” accelerated vesting (e.g., in the event of a Change in Control (as defined in the Plan), 100% of any unvested options shall immediately vest upon Executive’s termination without “just cause” or resignation for “Good Reason” (as the terms “just cause” and “Good Reason” are defined below), provided that such termination without “just cause” or resignation for “Good Reason” occurs within twelve months following such Change in Control. Executive’s ability to vest and exercise the Options, as described above, shall be contingent on Executive executing grant agreements to be presented to Executive.

The Board contemplates providing Executive with additional equity awards based on mutually agreed upon targets. Any such additional awards shall be at the discretion of the Board.

In addition, the equity award described in this Section 2(E) is not intended to disturb any prior equity awards provided to Executive. For the avoidance of doubt, nothing in this Agreement is intended to disturb the Restricted Stock Unit Agreement entered into by the Company and Executive on June 21, 2021 (the “RSU Agreement”) or the Performance Share Unit Agreement entered into by the Company and Executive on June 21, 2021 (the “PSU Agreement”), and the Company acknowledges that the RSU Agreement and PSU Agreement remain operative, and that such agreements are incorporated by reference into this Agreement.

Executive acknowledges that it is prudent to seek advice from his tax advisor concerning the tax risks of accepting an award of the Options.

(F)          Key Person Insurance. The Company may maintain, at its option and expense, Key Person Life Insurance (the "Policy") on the life of Executive for the benefit of the Company with a benefit of $2,000,000. The Executive’s signature to this Agreement constitutes Executive's written consent to being insured under the Policy. The Executive shall make all necessary applications, submit to physical examinations and otherwise cooperate with the Company with respect to the purchase of the policy.

3.            Performance Review. In connection with the close of each calendar year, the Board and the Executive shall in good faith review the performance by, and the compensation payable to, the Executive for the prior year and the proposed performance by, and compensation to, the Executive for the then forthcoming year. No later than January 31 of each calendar year, the Board and the Executive shall negotiate in good faith the annual salary and bonus (including targets, performance goals and management objectives), stock-based incentives, and other forms of incentive compensation for the forthcoming fiscal year. Should the Board fail to engage Executive in this annual salary and bonus review process, the Executive shall be entitled to a guaranteed Annual Bonus for that calendar year at a rate that is not less than the Target.

4.            Term. The term of this Agreement shall commence on the date first above written and shall terminate on the earlier to occur of (i) the death or disability of the Executive, or (ii) the occurrence of any of the circumstances described in Section 5 hereof (the “Termination Date”). In the event of death or disability, the Executive or the Executive’s estate, as applicable, shall receive payment of all unpaid or accrued salary, earned or accrued bonuses, and the vesting of the stock or other equity participation then held by the Executive, but pro-rated until the date of termination.

Notwithstanding the above, Executive shall be, at all times, an “at-will” employee of the Company. Accordingly, the employment relationship between the Executive and the Company may be terminated, by either the Company or the Executive, at any time for any reason, subject to the employment termination provisions set forth in Section 5 below.

5.            Termination. The Executive’s term of employment under this Agreement may be terminated as follows:

(A)         At the Election of the Company for Just Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment hereunder for just cause at any time during the term of this Agreement, subject in all instances to the terms and conditions of and compliance with the provisions of this Section 5. Termination of the Executive’s employment by the Company shall constitute a termination for “just cause” under this Section if such termination is for one or more of the following causes:  (i) the material failure of Executive to render services to the Company in accordance with Executive’s assigned duties and responsibilities and consistent with Executive’s title, roles and responsibilities under this Agreement, as reasonably determined by the Board; (ii) intentional misconduct or gross negligence committed by the Executive in connection with the performance of Executive’s assigned duties or breach of the material terms of this Agreement or the other agreements executed in connection with this Agreement; (iii) the conviction of the Executive (or plea of guilty or nolo contendere to) of a felony either in connection with the performance of Executive’s duties and responsibilities to the Company, or which adversely affects the Executive's ability to perform such duties and responsibilities, or which otherwise adversely affects the business activities, reputation, goodwill or image of the Company; (iv) the commission by Executive of an act of fraud, embezzlement, or the deliberate disregard of the material policies or practices of the Company (including but not limited to employment discrimination or harassment), which results in loss, damage or injury to the Company, or otherwise adversely affects the business activities, reputation, goodwill or image of the Company; (v) the unauthorized disclosure by Executive of any trade secret or confidential information of the Company or any of its clients or customers, which results in damage or injury to the Company, or otherwise adversely affects the business activities, reputation, goodwill or image of the Company or its clients or customers; (vi) the willful commission by Executive of an act which constitutes unfair competition with the Company; (vii) the use of illegal drugs or controlled substances that materially interferes with the performance by Executive of the duties or obligations delegated to Executive as a senior executive of the Company, or which results in damage or injury to the Company, or otherwise adversely affects the business activities, reputation, goodwill or image of the Company or its customers; (viii) the material failure by the Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation; or (ix) the repeated or continued absence from the performance of work during normal business hours for reasons other than permitted absence pursuant to applicable law. Furthermore, in all instance under subsections (i), (ii), (viii) and (ix) hereinabove, the Company may not terminate Executive without first providing Executive with written notice of the basis for exercising its rights to terminate for just cause, and an opportunity of not less than thirty (30) days for the Executive to substantially cure such grounds for termination to the Board’s reasonable satisfaction.

In the event of any such termination for just cause above, the Executive shall be entitled to (i) earned but unpaid salary and earned but unpaid bonus through the termination date, (ii) COBRA benefits, provided Executive makes the appropriate voluntary contribution payments, and subject to applicable law and the then-prevailing requirements of the Company’s health and insurance plans then in effect, and (iii) no other severance or other compensation benefits, other than payments which are required by law to be provided to all terminated employees.

(B)          Voluntary Termination. The Executive may voluntarily terminate Executive’s employment at any time during the term of this Agreement by providing the Company with thirty (30) days prior notice of termination. In the event of any such voluntary termination, the Executive shall be entitled to (i) earned but unpaid salary and bonuses (including any earned Annual Bonus that remains unpaid as of the date of termination), (ii) COBRA benefits for the applicable statutory period, with Executive being responsible for the full premium amount for such COBRA coverage, provided Executive makes the appropriate voluntary premium contribution payments, and subject to applicable law and the then-prevailing requirements of the Company’s health and insurance plans then in effect, and (iii) no other severance or other compensation benefits, other than payments which are required by law to be provided to all terminated employees.

(C)          At the Election of the Company for Reasons Other Than Just Cause. The Company may terminate the Executive’s employment hereunder at any time during the term of this Agreement “without cause” by giving not less than thirty (30) days’ prior written notice to the Executive of the Company’s election to terminate. During such notice period, the Executive will be available on a full-time basis for the benefit of the Company to assist the Company in matters relating to a transition of the Executive’s duties and responsibilities. In the event the Company exercises its right to terminate the Executive under this Section, the Company agrees to pay the Executive (i) salary continuation payments for the period of twelve (12) months (the “Salary Continuation Period”), at the Executive’s then current base salary rate, (ii) Annual Bonus earned but unpaid as of the termination date, (iii) a pro-rated Annual Bonus at Target based on the number of days Executive was employed in the year of termination and (iv) COBRA benefits for the Salary Continuation Period, with the Company providing Executive with continuation coverage upon the same terms and conditions as if Executive were still an active employee of the Company. Such salary continuation payments shall be payable on a bi-weekly basis for the duration of the Salary Continuation Period and shall be subject to all applicable taxes.

Notwithstanding anything herein to the contrary, Executive shall not be entitled to receive any payments pursuant to this Section unless Executive has executed and delivered to the Company a general release with customary, industry-standard terms and conditions, an enforceable non-compete consistent in scope with the non-compete restrictions contained in Exhibit C hereto, in favor of the Company in form and substance satisfactory to the Company (and such release is in full force and effect and has not been revoked), which release shall be in full force and effect (and no longer subject to revocation) within sixty (60) calendar days after Executive’s separation from employment with the Company. In the event said sixty (60) day period spans more than one calendar year, any payments made pursuant to this Section 5(C) shall not commence until the later calendar year.

(D)          Termination by Executive for Good Reason. The Executive may also resign Executive’s employment with the Company at any time for any reason, including Good Reason. In the case of a resignation without Good Reason, the Executive shall provide written notice to the Board at least thirty (30) days prior to the date of termination. During any notice period provided by the Executive in connection with Executive’s resignation, the Company may, in its discretion, direct the Executive not to perform any work or report to the office for part or all of the notice period, although the Executive’s Base Salary and benefits shall continue during such notice period regardless. “Good Reason” means any one of the following events: (A) a material diminution in the Executive’s duties and responsibilities, or a change in the Executive’s position within the Company which constitutes a demotion, without the Executive’s prior consent; (B) a reduction in the Executive’s Base Salary or Target Bonus below the amounts then in effect pursuant to this Agreement , except in circumstances when the Executive’s Base Salary or Target Bonus are reduced in connection with a pay reduction plan generally applicable to the Company’s management and employees; or (C) a change in the principal workplace of the Executive to a location outside of an 35-mile radius from Lexington, Massachusetts; provided, however, that none of the foregoing events shall constitute Good Reason unless and until the Executive provides the Board with at least thirty (30) days’ prior written notice of Executive’s intent to resign for Good Reason (which notice is provided not later than thirty (30) days following the date upon which the Executive receives notice of the event constituting Good Reason), and the Company has not remedied the event allegedly constituting Good Reason within such 45 day period.

In the event of any termination for Good Reason, the Executive shall be entitled to (i) salary continuation payments for the aforementioned Salary Continuation Period, at the Executive’s then current base salary rate, (ii) any Annual Bonus earned but unpaid as of the termination date, (iii) a pro-rated Annual Bonus at Target based on the number of days Executive was employed in the year of termination and (iv) COBRA benefits for the Salary Continuation Period, with the Company providing Executive with continuation coverage upon the same terms and conditions as if Executive were still an active employee of the Company. Such salary continuation payments shall be payable on a bi-weekly basis for the duration of the Salary Continuation Period and shall be subject to all applicable taxes.

Notwithstanding anything herein to the contrary, Executive shall not be entitled to receive any payments pursuant to this Section unless Executive has executed and delivered to the Company a general release with customary, industry-standard terms and conditions, that includes an enforceable non-compete consistent in scope with the non-compete restrictions contained in Exhibit C hereto, in favor of the Company in form and substance satisfactory to the Company (and such release is in full force and effect and has not been revoked), which release shall be in full force and effect (and no longer subject to revocation) within sixty (60) calendar days after Executive’s separation from employment with the Company. In the event said sixty (60) day period spans more than one calendar year, any payments made pursuant to this Section 5(D) shall not commence until the later calendar year.

6.            280G. If all, or any portion, of the payments or benefits provided under this Agreement, either alone or together with any other payment or benefit which you receive or are entitled to receive from the Company or an affiliate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, notwithstanding anything in this Agreement or any other agreement or plan to the contrary, you shall be entitled to receive: (A) the amount of such payments or benefits, reduced such that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amounts otherwise payable hereunder and under any other agreement or plan of the Company or its subsidiaries (without regard to clause (A)), reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code), would be greater than the Limited Amount reduced by all taxes applicable thereto, the amounts otherwise payable hereunder. All determinations under this Section 6 shall be made by an accounting, consulting or valuation firm selected, and paid for, by the Company.

7.            Noncompetition, Nonsolicitation, Confidentiality and Inventions Agreement. In connection with Executive’s employment by the Company pursuant to the terms of this Agreement, and in consideration for the Equity Award provided in paragraph 2(E) of this Agreement, the Executive shall reconfirm the Company’s standard form of Noncompetition, Nonsolicitation, Confidentiality and Invention Assignment Agreement (the “Restated Restrictive Covenant Agreement”) attached as Exhibit C. Such Restated Restrictive Covenant Agreement is an essential part of the subject matter of this Agreement and is incorporated by reference. The Executive hereby confirms, acknowledges the terms of the Restated Restrictive Covenant Agreement, and hereby agrees to the restrictive covenants set forth therein. Any breach by the Executive of the material covenants of the Restated Restrictive Covenant Agreement shall be deemed a material breach by the Executive of this Agreement.

8.            Governing Law; Injunctive Relief. This Agreement and the Restrictive Covenant Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts and shall be deemed to be performable in such state. The Executive acknowledges that the breach or threatened breach of any of the provisions of this Agreement or the Restrictive Covenant Agreement would give rise to irreparable injury to either party, which injury would be inadequately compensable in money damages. Accordingly, in the event of any breach, either party may seek and obtain a restraining order and/or injunction prohibiting the breach or threatened breach of any provision, requirement or covenant of this Agreement or the Restrictive Covenant Agreement, in addition to and not in limitation of any other legal remedies which may be available, and without the necessity of posting a bond or other surety.

9.            Severability. In case any one or more of the provisions contained in this Agreement or the Restrictive Covenant Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the Restrictive Covenant Agreement. In such event this Agreement or the Restrictive Covenant Agreement, as the case may be, shall be construed, revised, modified and reformed to the maximum extent possible to give effect to the purposes set forth herein and in the Restrictive Covenant Agreement.

10.          Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section. No modification or waiver by the Company shall be effective without the consent of the Executive. No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and the Restrictive Covenant Agreement set forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

11.          Assignment. The Executive acknowledges that the services to be rendered by Executive are unique and personal in nature. Accordingly, the Executive may not assign any of Executive’s rights or delegate any of Executive’s duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, including any successor to the Company’s capital stock or assets by reason of a change in control, merger or other acquisition of the Company.

12.          Arbitration. Any controversy, dispute, claim or breach arising out of or relating to this Agreement, including claims for injunctive relief, shall be submitted to and resolved by arbitration under the General Commercial Rules of the American Arbitration Association (“AAA”). The Arbitrator shall be appointed by the AAA in accordance with the processes for such appointment established by the AAA. However, the Arbitrator shall be a licensed attorney with not less than fifteen years practice experience. The decision of such Arbitrator shall be final and binding on the parties. Such arbitration shall be held in Boston, Massachusetts, and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction. The Arbitrator shall have the right but not the obligation to assess attorneys’ fees, costs and expenses associated with the arbitration, in the Arbitrator’s sole discretion. In the event of any conflict between the arbitration rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling. The Arbitrator shall be required to (i) materially follow the substantive rules of applicable law, (ii) accompany the award with findings of fact and a statement of reasons for the decision. The Arbitrator shall have the authority to permit discovery for no more than sixty days, to the extent deemed appropriate by the Arbitrator, upon reasonable request of a party. One fact witness deposition shall be allowed by each of the Company and the Executive, for one full day; any other depositions shall be allowed only with approval of the Arbitrator. The Arbitrator shall have no power or authority to address or resolve any issue not submitted by the parties. The Arbitrator shall have the power to grant emergency and injunctive relief as provided in the AAA rules (without the necessity of a party posting a bond) in the event a party has violated the terms of this Agreement or the Restrictive Covenant Agreement, but no authority to award punitive and/or exemplary damages. The matter shall be heard within one hundred fifty (150) days of the filing of the demand and the award issued within fourteen (14) days of the closing of the hearing. Notwithstanding the foregoing, at any time prior to the commencement of an arbitration proceeding, a party may resort to the courts of the Commonwealth of Massachusetts to seek injunctive relief only; the parties’ consent to the jurisdiction and venue in the Massachusetts court of competent subject matter jurisdiction in Suffolk County, Massachusetts, for the purpose of pursuing injunctive relief prior to the filing by any party of an arbitration demand.

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iSpecimen, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed, as an instrument under seal, this First Amended and Restated Executive Employment Agreement as of the date first above written.

iSpecimen, Inc.

By:	/s/ Steven Gullans

Title:	Board Director

Executive: BENJAMIN BIELAK

/s/ Benjamin Bielak
Signature of Executive

69 Robin Hill Road
Street

Holliston	MA	01746
City	State	Zip